April 15, 2002



Board of Directors
Sage Life Assurance of America, Inc.
300 Atlantic Street
Stamford, CT  06901


To the Board of Directors:

In my capacity as Vice President, Legal and Compliance of Sage Life Assurance of America, Inc. (the "Company"), I have supervised the preparation of Post-Effective Amendment No. 6 to the registration statement on Form N-4 of the Sage Variable Annuity Account A (File No. 333-63428) (the "Account"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. Such registration statement describes certain flexible payment deferred variable annuity contracts which will participate in the Account.

I am of the following opinion:

1. The Company has been duly organized under the laws of the State of Delaware and is a validly existing corporation.

2. The variable annuity contracts, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

3. The Account is duly created and validly existing as a separate account of the Company pursuant to Delaware law.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to aforesaid registration statement and to the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said registration statement.

Very truly yours,


/s/JAMES F. BRONSDON

James F. Bronsdon
Vice President
Legal & Compliance





Select N-4